EXHIBIT 10.13

NOVABAY PHARMACEUTICALS, INC.

DIRECTOR COMPENSATION PLAN

I.	INTRODUCTION.

The chairs of the Compensation Committee and Audit Committees of the Board of Directors of NovaBay Pharmaceuticals, Inc. (the “Company”) are treated separately from other committee members, and each chair is awarded benefits for attending and chairing the meetings (up to five per calendar year) of such chair’s subject committee (in order to induce focus on such chair’s subject committee responsibilities). Each non-chair member of a committee (or committees), however, is awarded benefits for attending meetings (up to five per calendar year) of any committee in which he or she is a member. These benefits to the chairs and to the committee members are in addition to the benefits as may be awarded to them, and to any non-committee, non-employee director for attendance at Board meetings (up to six per calendar year).

Inasmuch as the attendance at a Board or committee meeting is most contributory and significant with physical attendance, any attendance by telephone will be entitled to one-half the benefit awarded for an in person attendance, with such telephone attendance counted as one meeting against the relevant maximum number permitted. The referenced Board or committee meetings, for which shares and cash are to be awarded under this plan, mean duly constituted meetings and not informal planning sessions, lunches, employee gatherings, informational “get togethers” and the like. On the other hand, a director may be given credit for attendance at a Board meeting (either in full or partially), in the event that a majority of the Board members, other than the absent member, determines that the inability to attend is due to a valid excuse, such as jury duty requirements.

All common stock awarded shall be determined by the dollar amount indicated, divided by the per share common stock value as of the meeting date, taken at the average of the high and low values on that date, but in no event will such value be taken at less than $1.00 per share. Such $1.00 per share minimum will be appropriately adjusted for any intervening reverse stock splits, stock splits, stock dividends or other stock combinations or divisions. Any fractional share resulting from a given valuation calculation shall be disregarded, although the cash award will not be otherwise affected. If the duration of a meeting, due to a recess or otherwise, continues for more than one day, the meeting will be deemed attended, if the director or member attends all days (with the one-half benefit applying for the entire meeting, if any of such days is attended by telephone), and the common stock valuation shall be made as to the last day of such meeting.

II.	COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS, COMPENSATION AND AUDIT COMMITTEE CHAIRS AND COMMITTEE MEMBERS.

A.	New Directors. The Board may grant stock options to newly elected non-employee directors upon their first appointment or election to the Board. Such options shall vest one-third at the end of the first year and one-twelfth at the end of each calendar quarter after the end of the first year.

B.	Calendar Year 2007. (In addition, vesting of the options previously granted continues in 2007.)

1.	Directors. Each non-employee director will be entitled to (i) $2,100 in common stock and (ii) $1,400 in cash for each Board meeting (up to six) attended.

Maximum per Director—$12,600 in shares and $8,400 in cash (or $21,000 total for both).

2.	Compensation and Audit Committee Chairs. Each chair will be entitled to (i) $900 in common stock and (ii) $600 in cash for chairing each relevant Compensation or Audit Committee meeting (up to five), as the case may be, with no benefits for other committee meetings attended.

Maximum per Chair—$4,500 in shares and $3,000 in cash (or $7,500 total for both).

Maximum (with director benefits)—$17,100 in shares and $11,400 in cash (or $28,500 total for both).

3.	Committee Members (other than above chairs). Each committee member will be entitled to (i) $450 in common stock and (ii) $300 in cash for each committee meeting (up to five), regardless of the committee, attended.

Maximum per Member—$2,250 in shares and $1,500 in cash (or $3,750 total for both).

Maximum (with director benefits)—$14,850 in shares and $9,900 in cash (or $24,750 total for both).

C.	Calendar Year 2008. (Vesting of the options previously granted is completed before 2008.)

1.	Directors. Each non-employee director will be entitled to (i) $2,700 in common stock and (ii) $1,800 in cash for each Board meeting (up to six) attended.

Maximum per Director—$16,200 in shares and $10,800 in cash (or $27,000 total for both).

2.	Compensation and Audit Committee Chairs. Each chair will be entitled to (i) $1,200 in common stock and (ii) $800 in cash for chairing each relevant Compensation or Audit Committee meeting (up to five), as the case may be, with no benefits for other Committee meetings attended.

Maximum per Chair—$6,000 in shares and $4,000 in cash (or $10,000 total for both).

Maximum (with director benefits)—$22,200 in shares and $14,800 in cash (or $37,000 total for both).

3.	Committee Members (other than above chairs). Each committee member will be entitled to (i) $600 in common stock and (ii) $400 in cash for each committee meeting (up to five), regardless of the committee, attended.

Maximum per Member—$3,000 in shares and $2,000 in cash (or $5,000 total for both).

Maximum (with director benefits)—$19,200 in shares and $12,800 in cash (or $32,000 total for both).

D.	Calendar Year 2009. Each non-employee director will be entitled to an annual retainer of $9,000 in common stock and $6,000 of cash, payable on January 15, 2009. In addition, the compensation for attending Board meetings and committee meetings will be the same as in 2008.

III.	OVERALL PERSPECTIVE.

The plan’s objectives include a desire to compensate the non-employee directors, with a minimum cash flow impact on the Company, and to provide the Company’s stock as compensation to the directors while minimizing the otherwise adverse director tax consequences inherent with stock options.

IV.	PLAN EFFECTIVENESS

The plan and the compensation to be given under the plan will become effective upon completion of the initial public offering of the Company’s common stock. Director compensation after the calendar year 2009 will require further action and approvals.